Exhibit 99.1

           Arbor Realty Trust Declares Third Quarter 2004 Dividend

    UNIONDALE, N.Y., Sept. 30 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred equity investments, mortgage-related securities and other real estate related assets, announced today that its Board of Directors declared a quarterly cash dividend of $0.43 per share of common stock for the quarter ended September 30, 2004. The dividend is payable on October 29, 2004 to common shareholders of record on October 15, 2004.
    Ivan Kaufman, Chairman and Chief Executive Officer, commented, "Arbor's Board of Directors is committed to providing exceptional value to our shareholders. This quarterly cash dividend represents a 22.9% increase over last quarter's dividend and is indicative of the strength of the portfolio. Our pipeline remains strong and we continue to see ample opportunity to further grow the loan portfolio."

    About Arbor Realty Trust, Inc.
    Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

    Safe Harbor Statement
    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed from time to time in the Arbor's periodic and other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

     Contacts:
     Arbor Realty Trust, Inc.
     Rick Herbst, Chief Financial Officer
     516-832-7408
     rick.herbst@thearbornet.com

     Investors:
     Stephanie Carrington/ Denise Roche
     The Ruth Group
     646-536-7017 / 7008
     scarrington@theruthgroup.com
     droche@theruthgroup.com

     Media:
     Bonnie Habyan, VP of Marketing
     516-229-6615
     bonnie.habyan@thearbornet.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             09/30/2004
    /CONTACT: Rick Herbst, Chief Financial Officer of Arbor Realty Trust, Inc., +1-516-832-7408, or rick.herbst@thearbornet.com; or Stephanie Carrington, +1-646-536-7017, or scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, or droche@theruthgroup.com, both of The Ruth Group for Arbor Realty Trust, Inc.; or Media, Bonnie Habyan, VP of Marketing,
+1-516-229-6615, or bonnie.habyan@thearbornet.com, for Arbor Realty Trust,
Inc./
    (ABR)

CO:  Arbor Realty Trust, Inc.; Arbor Commercial Mortgage, LLC
ST:  New Jersey, New York
IN:  FIN RLT
SU:  DIV